Exhibit 11.1

                     SOLECTRON CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                Three Months Ended     Nine Months Ended
                                      May 31,               May 31,
                                __________________    __________________
                                  1997      1996        1997      1996
                                ________  ________    ________  ________
Weighted average number of
 shares of common stock and
 common stock equivalents:

Primary:
 Common stock                     56,678    50,928      55,323    50,211
 Common stock equivalents -
  stock options                    1,594     1,528       1,745     1,464
                                ________  ________    ________  ________
    Total primary shares          58,272    52,456      57,068    51,675
                                ________  ________    ________  ________

Fully diluted:
 Common shares issuable
  upon assumed conversion
  of convertible subordinated
  notes                            3,402     4,562       3,402     2,834

 Incremental increase in
  common stock equivalents
  using end of period market
  price                              358        -          375       112
                                ________  ________    ________  ________
    Total fully diluted shares    62,032    57,018      60,845    54,621
                                ________  ________    ________  ________


Net income - primary            $ 41,537  $ 27,720    $110,577  $ 82,717

 Interest accretion on
  convertible subordinated
  notes, net of taxes              2,380     2,579       7,140     3,293
                                ________  ________    ________  ________
Net income - fully diluted      $ 43,917  $ 30,299    $117,717  $ 86,010
                                ________  ________    ________  ________

Net income per share - primary  $  0.71   $  0.53     $  1.94   $  1.60
                                ________  ________    ________  ________

Net income per share -
 fully diluted                  $  0.71   $  0.53     $  1.93   $  1.57
                                ________  ________    ________  ________